SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
August 6, 2003
(August 6, 2003)

Commission file number 0-10972

First Farmers and Merchants Corporation
(Exact name of registrant as specified in its charter)

______________Tennessee______________	____________62-1148660_______________
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

816 South Garden Street
________Columbia, Tennessee________	___________38402 - 1148____________
(Address of principal executive offices)	(Zip Code)

______________________________(931) 388-3145______________________________
(Registrant's telephone number, including area code)

FORM 8-K

FIRST FARMERS AND MERCHANTS CORPORATION

Item 7.	Financial Statements and Exhibits

(c)	The following exhibits are filed herewith:
Exhibit Number 99.1 - Press Release issued on August 6, 2003 by First Farmers and Merchants Corporation

Items 9 and 12. Regulation FD Disclosure

The information included in this section is intended to be included under "Item 12. Disclosure of Results of Operations and Financial Condition" and is included under this Item 9 in accordance with Securities and Exchange Act Release No. 33-8216.

On August 6, 2003, First Farmers and Merchants Corporation issued a press release announcing its financial results for the six months ended June 30, 2003. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety. The information furnished under Item 9 of this Current Report on Form 8-K, including Exhibit 99.1, shall be deemed to be "filed" for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST FARMERS AND MERCHANTS CORPORATION

(Registrant)

Date August 6, 2003	_____/s/ T. Randy Stevens______
T. Randy Stevens,
President
(Chief Executive Officer)

Date August 6, 2003	____/s/ Patricia N. McClanahan__
Patricia N. McClanahan,
Treasurer
(Chief Financial Officer)

EXHIBIT INDEX

FIRST FARMERS AND MERCHANTS CORPORATION AND SUBSIDIARY

Exhibit Number	Title or Description

99.1	PRESS RELEASE ISSUED ON AUGUST 6, 2003 BY FIRST FARMERS AND MERCHANTS CORPORATION

Information for Release	Contact: Jeff Bradford
615-312-7220

First Farmers & Merchants Corporation Announces Higher Earnings Per Share and Continued Growth in Stockholders' Equity

Columbia, Tenn., Aug. 6, 2003 -- First Farmers & Merchants Corporation today announced higher earnings per share for the first six months of 2003 compared to the first six months of 2002. Other highlights of the period included lower additions to the allowance for loan losses as a result of improved loan quality and continued growth in stockholders' equity.

"We are pleased with the bank's performance for the first six months of this year, particularly with our significant increase in net income," said President and CEO T. Randy Stevens. "Our bank has built its success since 1909 by adhering to a simple philosophy of putting the community first. Our chairman, Waymon Hickman, has long said that if you take care of the community, the community will take care of you.

"One way we live out this community-centered philosophy is by constantly striving to reward our 1,875 shareholders for the trust they've placed in First Farmers & Merchants National Bank. I'm happy to report that the results released today show shareholders' equity continues to grow, increasing over 10 percent in the last year."

Net income for the first six months of 2003 of $4.3 million or $1.46 per share was 25.1 percent higher than net income for the same period in 2002. Net interest income, down 6 percent in a lower rate environment, was still strong. Due primarily to the effect of a one time change in loan classifications that led to an unexpected provision for loan losses in 2002, provisions for loan losses during the first six months of 2003 are 86.5 percent lower than provisions added during the same period in 2002. This contributed to the improved performance for this period.

Stockholders' equity continued to grow, showing an increase of 10.97 percent from June 30, 2002 and 3.95 percent from Dec. 31, 2002. Dividends declared June 17, 2003 of $.55 per share were paid July 1, 2003. This dividend pay out was 2 percent higher than the dividend paid January 2, 2003.

Farmers & Merchants National Bank has a long history of continually increasing dividends to our shareholders. We feel it's our duty to give back to the many, many people in our community who have invested their money and faith in this bank," said Chairman Waymon L. Hickman.

"Our neighbors have invested not just their money, but also their time, energy and good will in F&M. Because we've been blessed with this kind of support for over 90 years, South Central Tennessee is today able to draw on the resources of one of the largest independent community banks in the state. The strength of First Farmers & Merchants National Bank is something our entire community can take pride in. This is the bank our community built," he added.

First Farmers and Merchants Corporation, headquartered in Columbia, Tennessee, is the holding company for First Farmers and Merchants National Bank of Columbia. First Farmers and Merchants National Bank is one of the largest community banks in Middle Tennessee and has over twenty commercial banking offices in six counties in southern Middle Tennessee.

First Farmers and Merchants Corporation and Subsidiary
Unaudited Financial Highlights
(Dollars In Thousands Except Per Share Data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Interest income	$10,940	$13,579	$22,335	$26,367
Interest expense	3,000	4,663	6,311	9,290
Net interest income	7,940	8,916	16,024	17,077
Provision for loan losses	350	350	760	5,650
Net interest income after provision
for loan losses	7,590	8,566	15,264	11,427
Noninterest income	2,301	2,522	4,876	5,029
Noninterest expense	7,266	6,477	14,377	12,453
Income before provision
for income taxes	2,625	4,611	5,763	4,003
Income taxes	820	1,249	1,494	596
Net Income	$1,805	$3,362	$4,269	$3,407

Earnings per share	$0.62	$1.15	$1.46	$1.17

Dividends declared per share			$0.55	$0.53

			June 30,	Dec. 31,
			2003	2002

Total Assets			$865,432	$898,896
Cash and cash equivalents			49,360	51,701
Investment securities			322,209	310,183
Loans, net			446,150	489,141
Deposits			753,096	789,187
Stockholders' equity			103,620	99,682

Book value per share			$35.49	$34.14